Exhibit 99.1

Equitrans Midstream Corporation Announces Appointment of Two New Directors

CANONSBURG, PA (February 3, 2020) -- Equitrans Midstream Corporation (NYSE: ETRN) (Company) announced today that its Board of Directors has appointed Sarah M. Barpoulis, president of Interim Energy Solutions, LLC; and D. Mark Leland, former president of El Paso Midstream Group, Inc., to the Company's Board of Directors, effective February 1, 2020, and January 30, 2020, respectively. With these appointments, ETRN has expanded its Board size to eight directors.

"As we begin our second year as a standalone midstream company, we want to welcome Sarah and Mark to the E-Train – and look forward to their new and individual perspectives as members of our Board," said Thomas F. Karam, chairman and chief executive officer of ETRN. "Sarah brings significant risk management and business planning expertise through her work as an energy advisor and consultant, along with substantial commercial experience from her tenure with PG&E National Energy Group. Mark has an abundance of midstream industry knowledge stemming from his various executive roles with El Paso Corporation and also considerable directorship experience with both private and public energy companies, including former Rice Midstream Partners LP."

About Sarah Barpoulis

Ms. Barpoulis has been a senior executive and entrepreneur in the energy sector for nearly 30 years. She is the founder and president of Interim Energy Solutions, LLC, an advisory service firm providing asset management and risk management consulting, and litigation support services to the energy sector. Ms. Barpoulis previously served as senior vice president, energy trading for PG&E National Energy Group from 1997-2003; and also held various executive roles, including director, bulk power trading and vice president, USGEN Power Services with U.S. Generating Company/PG&E Generating from 1991-1997. She is an independent director of South Jersey Industries; and Educare DC; and previously served as an independent director of SemGroup Corporation (until its December 2019 merger with Energy Transfer, LP) and Reliant Energy. Ms. Barpoulis began her professional career as a consultant in the public policy and management group for Temple, Barker & Sloane, Inc. Ms. Barpoulis has a Master of Business Administration degree from the Tuck School of Business at Dartmouth College and a Bachelor of Science in Engineering degree from Princeton University.

About Mark Leland

Mr. Leland was interim chief executive officer of Deltic Timber Corporation from 2016-2017, prior to the company's merger with Potlatch to form PotlatchDeltic Corporation in 2018. Previously, Mr. Leland held several executive-level roles at El Paso Corporation from 1986-2012, including president, El Paso Midstream Group; executive vice president and chief financial officer, El Paso Corporation; senior vice president and chief financial officer, El Paso Production Company; vice president and chief financial officer, El Paso Field Services; and director, business development. Mr. Leland currently serves as a member of the audit committee for the PotlatchDeltic Board of Directors; and also serves as a member of the audit committee and the conflicts committee chair for Altus Midstream Company. He previously served as the audit committee chair for Deltic Timber, Rice Midstream Partners LP, and Oiltanking Partners L.P. Mr. Leland has a Bachelor of Business Administration in Finance degree, with a minor in Economics, from the University of Puget Sound; and is a Certified Internal Auditor and Certified Management Accountant.

About Equitrans Midstream Corporation

Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and is one of the largest natural gas gatherers in the United States. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 and, through its subsidiaries, has an operational focus on gas gathering systems, transmission and storage systems, and water services assets that support natural gas producers across the Basin. ETRN is helping to meet America’s growing need for clean-burning energy, while also providing a rewarding workplace and enriching the communities where its employees live and work. ETRN owns the non-economic general partner interest and a majority ownership of the limited partner interest in EQM Midstream Partners, LP.

For more information on Equitrans Midstream Corporation, visit www.equitransmidstream.com

Analyst/Investor inquiries:

Nate Tetlow — Vice President, Corporate Development and Investor Relations

412-553-5834

ntetlow@equitransmidstream.com

Media inquiries:

Natalie A. Cox — Communications & Corporate Affairs

412-395-3941

ncox@equitransmidstream.com

Source: Equitrans Midstream Corporation

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